Exhibit 99.1

BOQI International Medical Signs Stock Purchase Agreement to Acquire Chongqing Cogmer Biology Technology Co., Ltd.

New York, Dec. 15, 2020 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it has signed a Stock Purchase Agreement (the “Agreement”) on December 14, 2020, to acquire Chongqing Cogmer Biology Technology Co., Ltd. (“Cogmer”), a distributor of medical devices including in vitro diagnostic devices. Cogmer is focused on sales to hospitals and sub-distributors in the southwest region of China.

Pursuant to the Agreement, the Company will purchase all the issued and outstanding equity interests in Cogmer (the “Shares”) in consideration of RMB 116,000,000 (approximately $17,737,000). RMB 20,000,000 (approximately US$3,048,780) will be delivered in cash at the closing and 2,000,000 shares of common stock of the Company valued at RMB 40,000,000 (approximately US$6,097,560) will be delivered within 90 days of closing. The balance of the purchase price of RMB 56,000,000 (approximately US$8,562,691) is subject to post-closing adjustments based on the performance of Cogmer in 2021 and 2022.

“The acquisition of Cogmer allows us to introduce a new product line, wholesale in vitro diagnostic products. We believe that this new product line will enrich and supplement our wholesale portfolio and complement our medical devices and medicine product lines,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “Cogmer has strong distribution channels in southwest China and the authorization to sell the SARS-CoV-2 detection kit. We believe that this acquisition will enhance our revenue growth and benefit our investors.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition, risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 for further information about the Company’s financial results, liquidity and capital resources.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com